QuickLinks -- Click here to rapidly navigate through this document

United States Securities and Exchange Commission
Washington, D.C. 20549
Schedule 14A
(Rule 14a-101)
Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
WATER PIK TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

        March    , 2005

Dear Stockholders:

        We are pleased to invite you to attend the 2005 Annual Meeting of Stockholders. The meeting is scheduled to be held at 9:00 a.m., Pacific Daylight Time on Thursday, May 12, 2005, at Gateway Plaza, 170 Newport Center Drive, Suite 100, Newport Beach, California 92660.

        This booklet includes the notice of meeting as well as our Proxy Statement. Enclosed with this booklet are the following:

  •
  A separate proxy or voting instruction card for each stockholder located at the mailing address to which this booklet has been sent; and

  •
  A separate proxy or voting instruction card return envelope (postage paid if mailed in the U.S.) for each stockholder located at the mailing address to which this booklet has been sent.

        You may consent to receive future Annual Reports, Proxy Statements and related proxy materials via the Internet instead of through the mail. If you share an address with another stockholder of the Company, you may also consent to the delivery by mail of a single Proxy Statement and Annual Report of the Company to that address. The attached Proxy Statement provides instruction with regard to each of these matters.

        Your vote is important, whether you own a few or many shares and whether or not you plan to attend the meeting. Please read the Proxy Statement and vote your shares as soon as possible by completing, signing, dating and returning your proxy or voting instruction card in the enclosed postage-paid envelope, or by using the telephone or the Internet. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.

        We look forward to seeing as many of you as possible at the 2005 Annual Meeting.

Sincerely,

Michael P. Hoopis President and Chief Executive Officer	Robert P. Bozzone Chairman of the Board

YOUR VOTE IS IMPORTANT

PLEASE VOTE AS SOON AS POSSIBLE BY COMPLETING, SIGNING AND DATING YOUR PROXY
CARD AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

WATER PIK TECHNOLOGIES, INC.
 23 Corporate Plaza, Suite 246
Newport Beach, California 92660

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Meeting Date:	May 12, 2005
Time:	9:00 a.m., Pacific Daylight Time
Place:	Gateway Plaza 170 Newport Center Drive, Suite 100 Newport Beach, California 92660
Record Date:	March 14, 2005

Agenda

  (1)
  To elect a class of three directors for a three-year term expiring in 2008;

  (2)
  To amend the Company's Restated Certificate of Incorporation to declassify the Board of Directors;

  (3)
  To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2005; and

  (4)
  To consider such other business properly brought before the meeting.

Adjournments or Postponements

        Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Stockholder List

        A list of stockholders entitled to vote will be available at the Annual Meeting and during ordinary business hours for ten days prior to the meeting at our corporate offices, 23 Corporate Plaza, Suite 246, Newport Beach, California 92660, for examination by any stockholder for any legally valid purpose related to the meeting.

Admission to the Meeting

        Stockholders who owned shares of our Common Stock at the close of business on Monday, March 14, 2005, or their authorized representatives by proxy, are entitled to attend and vote at the Annual Meeting. If your shares are held through an intermediary such as a broker or a bank, you should present proof of your ownership as of the record date, such as a recent account statement reflecting your holdings as of March 14, 2005, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

                      By order of the Board of Directors,

                      Richard D. Tipton
                       Secretary

Dated: March    , 2005

PROXY STATEMENT

TABLE OF CONTENTS

i

PROXY STATEMENT FOR
2005 ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 12, 2005

PROXY SOLICITATION AND VOTING INFORMATION

        The enclosed proxy is solicited by the Board of Directors of Water Pik Technologies, Inc., a Delaware corporation, ("Water Pik Technologies," the "Company," "we," "our" or "us") for use in voting at the 2005 Annual Meeting to be held at 9:00 a.m., Pacific Daylight Time on Thursday, May 12, 2005, at Gateway Plaza, 170 Newport Center Drive, Suite 100, Newport Beach, California 92660, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This definitive Proxy Statement and the proxy card are first being mailed to stockholders on or about March     , 2005. The Proxy Statement will be filed with the Securities and Exchange Commission and will be available at the "Investors/Corporate Information" section on our website at www.waterpik.com on or about March     , 2005.

YOUR VOTE IS IMPORTANT. PLEASE VOTE AS SOON AS POSSIBLE BY COMPLETING, SIGNING AND DATING THE PROXY CARD ENCLOSED WITH THIS PROXY STATEMENT AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR BY USING THE TELEPHONE OR INTERNET. PLEASE READ THE INSTRUCTIONS ON THE PROXY OR VOTING INSTRUCTION CARD REGARDING EACH OF THESE VOTING OPTIONS.

Who May Vote?

        If you were a stockholder on the records of the Company at the close of business on March 14, 2005, you may vote at the 2005 Annual Meeting. On that day, there were                         shares of our Common Stock outstanding.

How Many Votes Do I Have?

        Each share is entitled to one vote. In order to vote, you must either designate a proxy to vote on your behalf or attend the meeting and vote your shares in person. The Board of Directors requests your proxy so that your shares will count toward a quorum and be voted at the Annual Meeting.

How Will The Board Vote My Proxy?

        A properly executed proxy received by the Secretary prior to the meeting, and not revoked, will be voted as directed by the stockholder. If the stockholder provides no specific direction, the shares will be voted FOR the election of the Directors nominated by the Board, FOR the amendment of the Company's restated Certificate of Incorporation to declassify the Board of Directors, and FOR the proposal to ratify the appointment of the independent registered public accounting firm. If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted in accordance with the judgment of the holders of the proxy. However, if your stock is held in a brokerage account, see below under "Voting Shares Held by Brokers, Banks and Other Nominees" and "Required Vote" for information on how your stock is voted.

How May I Vote?

        Stockholders may complete, sign, date and return their proxy cards in the postage-paid envelope provided. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be voted as recommended by the Board of Directors (except for shares held in employee benefit plans and by brokers, banks and other nominees described below).

        If you are a registered stockholder (you do not hold your shares through a broker or company benefit plan), you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card. If your shares are held in "street name" (i.e., through a broker or other nominee), please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. The deadline for voting by telephone or electronically is 11:59 p.m. Eastern Daylight Time on May 11, 2005. For shares held in the Company's retirement or stock ownership plans, your voting instructions must be received by 11:59 p.m. Eastern Daylight Time on May 10, 2005 in order for the trustee to vote your shares in accordance with your instructions.

How Can I Revoke My Proxy?

        If you are a registered owner, you may change your mind and revoke your proxy at any time before it is voted at the meeting by:

  •
  sending a written notice to revoke your proxy to the Corporate Secretary of the Company, which must be received by the Company before the Annual Meeting commences;

  •
  transmitting a proxy by mail at a later date than your prior proxy, which must be received by the Company before the Annual Meeting commences; or

  •
  attending the Annual Meeting and voting in person or by proxy (except for shares held in the employee benefit plans described below).

        If you hold your shares through a broker or Company benefit plan, you should contact your broker or the plan trustee if you wish to revoke your proxy.

Voting by Employee Benefit Plan Participants

        Participants who hold our Common Stock in one of our retirement or stock ownership plans may tell the plan trustee how to vote the shares of our Common Stock allocated to their accounts. You may sign and return the voting instruction card provided by the plan. If you do not transmit instructions, your shares will be voted as the plan administrator directs or as otherwise provided in the plan.

Voting Shares Held by Brokers, Banks and Other Nominees

        If you hold your shares in a broker, bank or other nominee account, you are a "beneficial owner" of our Common Stock holding in "street name." In order to vote your shares, you must give voting instructions to your bank, broker or other intermediary who is the "nominee holder" of your shares. We ask brokers, banks and other nominee holders to obtain voting instructions from the beneficial owners of our Common Stock. Proxies that are transmitted by nominee holders on your behalf will count toward a quorum and will be voted as instructed by the nominee holder. If no instructions are specified by you to your broker or other nominee, your shares may, at the discretion of the broker, be voted FOR the election of the Directors nominated by the Board, FOR the proposal to ratify the appointment of the independent registered public accounting firm, and FOR the amendment of the Company's Restated Certificate of Incorporation to declassify the Board.

Required Vote

        The presence, in person or by proxy, of the holders of a majority of all of the shares of our Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum.

        A plurality of the votes cast is required for the election of Directors so that the three individuals who receive the highest number of votes cast will be elected. The affirmative vote of a majority of the votes cast is required to ratify the appointment of the independent registered public accounting firm. The affirmative vote of at least 75 percent of all outstanding shares of the Company's Common Stock is required to approve the amendment to the Company's Restated Certificate of Incorporation to declassify the Board. Any vote characterized as an abstention is not counted as a vote cast. Broker non-votes, which relate to shares for which nominee holders do not obtain voting instructions from the beneficial holders, are not counted as votes cast. Abstentions and broker non-votes are considered present at the meeting for purposes of determining whether a quorum is present.

Cost of Proxy Solicitation

        We pay the cost of preparing, assembling and mailing this proxy-soliciting material. Our Directors, officers and employees may, without compensation other than their regular compensation, solicit proxies by telephone, personal conversation or other means of communication. We will reimburse banks, brokers and other nominee holders for reasonable expenses they incur in sending these proxy materials to our beneficial stockholders whose stock is registered in the nominee's name.

BOARD COMPOSITION AND PRACTICES

Information and Meetings

        The Board of Directors directs the management of the business and affairs of the Company as provided in the Amended and Restated Bylaws ("Bylaws") of the Company and the laws of the State of Delaware. Members of the Board keep informed about our business through discussions with senior management and other officers and managers of the Company and its subsidiaries, by reviewing analyses and reports sent to them, and by participating in Board and committee meetings. The non-employee Directors of our Board hold executive sessions without management on a regular basis.

        During calendar year 2004, the Board held nine meetings, and the Board acted five times by unanimous written consent. In 2004, each Director attended at least 75 percent of the meetings of the Board and those committees on which they served. As reflected in our Corporate Governance Guidelines discussed in greater detail below, our Board members are encouraged to prepare for and attend all meetings, including meetings of our stockholders, our Board and Board committees of which they are a member. Our Annual Meeting of Stockholders in May 2004 was attended by all seven of our Directors.

Number of Directors

        The Board of Directors determines the number of Directors. The Board currently consists of seven members. Except as otherwise required under our Bylaws, the Board shall consist of not less than four and not more than ten members.

Director Terms

        The Directors are divided into three classes and the Directors in each class serve for a three-year term. The term of one class of Directors expires each year at the Annual Meeting of Stockholders. The Board may fill a vacancy by electing a new Director to the same class as the Director being replaced. The Board may also create a new Director position in any class and elect a Director to hold the newly created position until the term of the class expires. If Proposal Two is approved, directors will be elected to one-year terms beginning next year for those directorships that expire at our 2006 Annual Meeting. As the three-year terms of the remaining two classes of directors expire in 2007 and 2008, those directorships will become subject to one-year terms so that by 2008 all directors will be elected annually.

Presiding Director

        Our Chairman, Robert P. Bozzone, acts as the Presiding Director at executive sessions of our Board. In the event that our Chairman is unavailable to serve as Presiding Director at executive sessions, responsibility for the function would rotate among the chairs of each of the Board committees.

Communications with the Board

        Stockholders and other parties interested in communicating with the Presiding Director or with the non-management Directors as a group may do so by writing to Presiding Director, c/o Corporate Secretary, Water Pik Technologies, Inc., 23 Corporate Plaza, Suite 246, Newport Beach, CA 92660. The Corporate Secretary will review such correspondence, and forward to the appropriate members of the Board copies of all such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or its committees or that he otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters should be immediately brought to the attention of the Company's internal audit department and will be handled in accordance with procedures established by the Board's Audit and Finance Committee. For further information regarding communications with our Board or Audit and Finance Committee, visit the "Investors/Corporate Information/Corporate Governance" section of our website at www.waterpik.com.

CORPORATE GOVERNANCE

Director Independence

        The Board and its Nominating and Governance Committee have determined, after careful review, that each member of the Board is independent under the independence standards of the New York Stock Exchange ("NYSE") listing rules, with the exception of Mr. Hoopis, our Chief Executive Officer. In reaching its conclusions, the Board considered all relevant facts and circumstances with respect to any direct or indirect relationships between the Company and each of the non-management directors, including those disclosed below under the sections entitled "Certain Relationships and Related Transactions with the Company" and "Compensation Committee Interlocks and Insider Participation." The Board determined that any relationships that exist or existed in the past between the Company and each of the non-management directors were immaterial on the basis of the information set forth in the above-referenced sections.

        In accordance with the Board's independence evaluation, six out of seven of the current members of the Board are independent directors. In addition, all of our Board committees consist only of independent directors.

Corporate Governance Guidelines

        Our Board of Directors believes that sound governance practices and policies provide an important framework to assist them in fulfilling their duty to stockholders. When we first became a public company in 1999, our Board adopted many "best practices" in the area of corporate governance, including separate committees of the Board for each of the areas of audit and finance, nominating and governance and executive compensation, charters for each of the committees of the Board, corporate ethics and compliance guidelines which are distributed no less than annually with follow up questionnaires to key personnel, careful annual review of the independence of the members of our Audit and Finance and Personnel and Compensation Committees, maintenance of a majority of independent Board members, and written expectations of management and directors, among other things. These governance controls were built upon a strong foundation of internal financial and compliance controls developed over the years when our two business segments, the Personal Health Care segment and the Pool Products and Heating Systems segment, were operated under Allegheny Teledyne Incorporated, now known as Allegheny Technologies Incorporated ("ATI").

        In March 2003, our Board formally adopted the Corporate Governance Guidelines of Water Pik Technologies, Inc., (the "Governance Guidelines") which were developed by our Nominating and Governance Committee. Our Governance Guidelines incorporate the practices and policies under which our Board has operated since its inception, in addition to many of the concepts suggested by various authorities in corporate governance and the requirements under NYSE listed company standards and the Sarbanes-Oxley Act of 2002. Some of the principal subjects covered by our Governance Guidelines include:

  •
  Standards of Director qualifications, including measuring each candidate's independence, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of our business environment and ability to devote adequate time and effort to Board responsibilities; prompt review of any changes in employment or other board memberships; and mandatory retirement.

  •
  Responsibilities of Directors, including acting in the best interests of all stockholders, maintaining independence, developing and maintaining a sound understanding of our businesses and industries, attending and preparing for meetings, endeavoring to be available upon reasonable notice, and providing active, objective and constructive participation at all meetings.

  •
  Director access to management, and as necessary and appropriate, independent advisors, including encouraging presentations to the Board from various functional areas of the business, fostering management development through contact with the Board, and maintaining adequate funding to retain independent advisors for the Board and its committees as necessary and appropriate.

  •
  Director orientation and continuing education, including a formal program to familiarize new directors with our business, strategic plans, significant financial, accounting and risk management issues, compliance programs, conflicts policies, code of business conduct and ethics, corporate governance guidelines and our principal officers, internal auditors and independent auditors. In addition, each Director is expected to participate in continuing educational programs to maintain sufficient expertise necessary to perform their duties as a Director.

  •
  Management succession, including an annual report prepared by the Chief Executive Officer for the Board regarding succession planning for all senior management positions and an assessment of senior managers and their potential to succeed to the position of Chief Executive Officer or other senior management positions.

  •
  Annual performance evaluation of the Board, including an annual self-assessment of the Board's performance as well as the performance of each committee of the Board, the results of which will be discussed with the full Board and each committee.

  •
  Executive sessions without management held no less than four times per year. In addition, the Audit and Finance Committee meets separately with internal and external auditors at each committee meeting.

Code of Ethics

        The Company has Ethics and Compliance Guidelines which are distributed to all employees annually and new employees at the time of hire. In addition, we have adopted a Code of Ethics for Financial Executives that applies to our Chief Executive Officer, Chief Financial Officer and other key accounting and financial personnel. Copies of our Ethics and Compliance Guidelines and Code of Ethics for Financial Executives can be found under the "Investors/Corporate Information/Corporate Governance" section of our website at www.waterpik.com. We intend to disclose any amendments or waivers of our Code of Ethics at this location on our website.

Other Governance Matters

        In addition to the governance initiatives discussed above, our Chief Executive Officer and Chief Financial Officer have provided the certifications of our SEC filings required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 each quarter since the rules were adopted. We have also implemented an internal certification process, appointed a disclosure committee and adopted a disclosure committee charter to assist the Chief Executive Officer and Chief Financial Officer in fulfilling their duties. We have adopted new charters for our Board committees in compliance with the NYSE listed company standards.

        You can access our committee charters, Governance Guidelines, Ethics and Compliance Guidelines, and Code of Ethics for Financial Officers, as well as other corporate governance materials by visiting the "Investors/Corporate Information/Corporate Governance" section of our website at www.waterpik.com. These materials are also available in print to any stockholder who requests it by contacting our Corporate Secretary at 23 Corporate Plaza, Suite 246, Newport Beach, California 92660 or by telephone at (949) 719-3700.

PROPOSAL ONE — ELECTION OF DIRECTORS

        The Board of Directors has nominated for election this year three Class III incumbent Directors whose terms expire at the 2005 Annual Meeting.

        The three-year term of the Class III Directors nominated this year will expire at the 2008 Annual Meeting. The three individuals who receive the highest number of votes cast will be elected.

        If you sign and return your proxy card, the individuals named as proxies on the card will vote your shares for the election of the three nominees named below unless you provide other instructions. You may withhold authority for the proxies to vote your shares on any or all of the nominees by following the instructions on your proxy card. If a nominee becomes unable to serve, the proxies will vote for a Board-designated substitute or the Board may reduce the number of Directors. The Board of Directors has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE YOUR PROXY CARD FOR ITS THREE NOMINEES FOR ELECTION AS DIRECTORS DESCRIBED BELOW.

Nominees for Directors with Terms Expiring at the 2008 Annual Meeting (Class III)
Robert P. Bozzone Age 71 Director since 1999
Mr. Bozzone is a member of the Board of Directors of ATI. From December 2000 through May 2004 he served as Chairman and also served as Chief Executive Officer and President of ATI from December 2000 through June 2001 and as Vice Chairman of the Board of Directors of ATI from August 1996 to December 2000. Mr. Bozzone served as Vice Chairman of Allegheny Ludlum Corporation from August 1994 to August 1996. Mr. Bozzone previously was President and Chief Executive Officer of Allegheny Ludlum Corporation. He has served continuously on the board of ATI or its predecessors since 1986. Mr. Bozzone is also Chair of the Board of Directors of Duquesne Light Holdings Inc., whose principal subsidiary is Duquesne Light Company, and a Director of Teledyne Technologies Incorporated ("Teledyne"). Mr. Bozzone serves as the non-employee Chair of our Board of Directors.
W. Craig McClelland Age 70 Director since 1999
Mr. McClelland served as Chair and Chief Executive Officer of Union Camp Corporation, a manufacturer of paper products, from July 1994 until his retirement in June 1999. Prior to that time, he served as President and Chief Operating Officer of Union Camp. He is also a Director of ATI and International Paper Corporation.
F. Peter Cuneo Age 60 Director since 2001
Mr. Cuneo is currently Vice Chairman of Marvel Enterprises, Inc. ("Marvel") and has served in that capacity since June 2003. Mr. Cuneo also provides continuing advisory services to Marvel. He previously served as President, and Chief Executive Officer and Director of Marvel from July 1999 through December 2002. From September 1998 to July 1999, Mr. Cuneo served as Managing Director of Cortec Group Inc., a private equity fund. From February 1997 to September 1998, Mr. Cuneo was Chair of Cuneo & Co., L.L.C., a private investment firm. From May 1996 to February 1997, Mr. Cuneo was President, Chief Executive Officer and a Director of Remington Products Company, L.L.C., a manufacturer and marketer of personal care appliances. From May 1993 to May 1996, he was President and Chief Operating Officer at Remington. Mr. Cuneo is also a Director of Majesco Holdings Inc.

Continuing Class I Directors — Present Term Expires in 2006
Charles J. Queenan, Jr. Age 74 Director since 1999
Mr. Queenan is retired and holds the honorary title of Senior Counsel to Kirkpatrick & Lockhart Nicholson Graham LLP, Attorneys-at-Law. Prior to January 1996, he was a partner of the firm. Mr. Queenan is also a Director of ATI, Teledyne and Crane Co.
Babette E. Heimbuch Age 57 Director since 2002
Ms. Heimbuch has served as Chief Executive Officer of FirstFed Financial Corp. since 1997, as Chair since April 2002 and as a director since 1986. Her career with FirstFed Financial Corp. began in 1982 as Chief Financial Officer after serving as Audit Manager for KPMG. Ms. Heimbuch is also a Director of Scope Industries, and is Chair of the Board of Advisors of the Santa Monica-UCLA Medical Center.
Continuing Class II Directors — Present Term Expires in 2007
Michael P. Hoopis Age 54 Director since 1999
Mr. Hoopis has served as our President and Chief Executive Officer since August 1999. He served as President and Chief Executive Officer of the Consumer Products Division of ATI, from October 1998 to August 1999. Prior to that time, Mr. Hoopis was affiliated with The Black & Decker Corporation in various executive positions, including as President, Worldwide Household Products and as Executive Vice President from 1996 to 1998; President, Price Pfister, Inc. from 1992 to 1996; President, Kwikset Corporation from 1991 to 1992; and Vice President of Manufacturing, U.S. Household Products from 1989 to 1991. Mr. Hoopis was President of the Stiffel Company from 1986 to 1989, and he has also held various marketing, manufacturing and engineering positions with other companies. Mr. Hoopis is a Director of Meade Instruments Corp., a designer and distributor of telescopes and related accessories.
William G. Ouchi Age 61 Director since 1999
Mr. Ouchi is the Sanford and Betty Sigoloff Professor in Corporate Renewal at the Anderson Graduate School of Management, UCLA and has held that position since 1998. Mr. Ouchi also held the position of Vice Dean for Executive Education at the Anderson Graduate School of Management, UCLA from July 1, 1995 to June 30, 2000. He is also a Director of FirstFed Financial Corp. and Sempra Energy.

COMMITTEES OF THE BOARD OF DIRECTORS

Standing Committees

        The Board has three standing committees: a Nominating and Governance Committee, a Personnel and Compensation Committee and an Audit and Finance Committee. The committee functions, committee members and number of meetings held during 2004 are identified below.

Nominating and Governance Committee

        During fiscal year 2004, the Nominating and Governance Committee consisted of Messrs. Bozzone, Cuneo, McClelland and Ouchi, with Mr. McClelland serving as Chair. Each member of the Committee is an "independent director" within the meaning of the NYSE listed company standards. The Committee met two times and acted one time by unanimous written consent during 2004. The charter for the Nominating and Governance Committee is in compliance with NYSE listed company standards. A copy of the Committee's Charter can be found under the "Investors/Corporate Information/Corporate Governance" section of our website at www.waterpik.com.

        Among other things, the Nominating and Governance Committee recommends criteria for selection of new Board members; recruits and recommends director candidates to the Board; considers nominees recommended by stockholders in accordance with the requirements contained in the Company's certificate of incorporation, bylaws and SEC rules; develops and recommends corporate governance principles applicable to the Company and advises the Board with respect to governance matters; recommends Committee appointments; annually reviews the Committee's performance; oversees the evaluation of the Board and Company management; and makes recommendations with respect to the remuneration paid and benefits provided to members of the Board in connection with their service on the Board and its committees.

        The Committee will consider recommendations of nominees from stockholders of the Company that are submitted in accordance with the procedures for nominations set forth under the section entitled "2006 Annual Meeting and Stockholder Proposals" in this Proxy Statement. In addition, such recommendations should be accompanied by the candidate's name, biographical data and qualifications and a written statement from the individual evidencing his or her consent to be named as a candidate and, if nominated and elected, to serve as a Director. Other than as stated herein, the Company does not have a formal policy with respect to consideration of director candidates recommended by stockholders, as the Board believes that each candidate, regardless of the source of the recommendation, should be evaluated in light of all relevant facts and circumstances, including those set forth in the Company's Governance Guidelines. Nominees for director are selected on the basis of, among other things, independence, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of the Company's business environment, ability to devote adequate time and effort to Board responsibilities and commitments to other public company boards. Other criteria for director candidates considered by the Committee and the Board include age, diversity, whether the candidate has any conflicts of interest, whether the candidate has the requisite independence and skills for board and committee service under applicable NYSE, SEC and Committee rules, what the candidate's skills and experience add to the overall competencies of the Board, and whether the candidate has any special background relevant to the Company's business.

Personnel and Compensation Committee

        The Personnel and Compensation Committee consists of Messrs. McClelland, Ouchi, and Queenan, with Mr. Queenan serving as Chair. Each current member of the Committee is an "independent director" within the meaning of the NYSE listed company standards, and is also a "non-employee director" for the purposes of Rule 16b-3 of the Exchange Act and an "outside director" for the purposes of the compensation provisions of the Internal Revenue Code. The Committee met two times and acted by unanimous written consent five times during 2004. The charter for the Personnel and Compensation Committee is in compliance with NYSE listed company standards. A copy of the Committee's Charter can be found under the "Investors/Corporate Information/Corporate Governance" section of our website at www.waterpik.com.

        Among other things, the Personnel and Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of the Chief Executive Officer, evaluates the Chief Executive Officer's performance in light of those goals and objectives and determines the compensation of the Chief Executive Officer based on its evaluation; makes recommendations to the Board with respect to compensation of executive officers other than the Chief Executive Officer as well as the Company's plans for incentive compensation and equity awards; produces an annual report on executive compensation for inclusion in the Company's proxy statement; and annually reviews the Committee's performance.

Audit and Finance Committee

        The Audit and Finance Committee consists of Messrs. Cuneo and Queenan and Ms. Heimbuch, with Mr. Cuneo serving as Chair. All members of the Audit and Finance Committee are independent within the meaning of the listing standards of the NYSE, including the enhanced independence requirements for audit committee members under Exchange Act Rule 10A-3. In the opinion of our Board, our Audit and Finance Committee has more than one "audit committee financial expert" as defined in Registration S-K, Item 401(h), Mr. Cuneo is one of the persons with such designation, and Mr. Cuneo is independent. The charter for the Audit and Finance Committee is in compliance with the new NYSE listed company standards. A copy of the Committee's Charter can be found under the "Investors/Corporate Information/Corporate Governance" section of our website at www.waterpik.com. The Committee met five times during 2004.

        Among other things, the Audit and Finance Committee prepares the Committee's report for inclusion in the annual proxy statement; annually reviews the Committee charter and the Committee's performance; appoints, evaluates and determines the compensation of the Company's independent auditors; reviews and approves the scope of the annual audit; reviews the independent auditor's independence and quality control procedures; reviews and discusses the Company's annual and quarterly financial statements, earnings press releases and disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in its periodic reports to the SEC; reviews with management and the independent auditor the adequacy of the Company's internal controls; and oversees the Company's internal audit function. In addition, the Committee performs functions in the finance area, including reviewing and evaluating proposed bank credit agreements and other major financial proposals, and makes recommendations to the Board concerning policies with respect to dividends and capital structure.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

        The following is the report of the Audit and Finance Committee (the "Audit Committee") with respect to the audited financial statements for the nine months ended September 30, 2004 (the "Financial Statements") of Water Pik Technologies, Inc. (the "Company").

        Management is responsible for the preparation, presentation and integrity of the Financial Statements, the Company's internal controls and financial reporting process and the procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company's independent auditors, Ernst & Young LLP ("Ernst & Young") are responsible for auditing the Financial Statements and for expressing an opinion as to whether those Financial Statements present fairly the financial position, results of operations, and cash flows of the Company in conformity with generally accepted accounting principles in the United States. The Audit Committee has reviewed and discussed the Financial Statements with management and Ernst & Young. In addition, the Audit Committee has discussed the matters required pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees) with Ernst & Young, has received written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has discussed the independence disclosures and letter with Ernst & Young, and has considered the compatibility of non-audit services on Ernst & Young's independence.

        The Audit Committee's duty is one of oversight as set forth in its Charter. It is not the duty of the Audit Committee to prepare the Financial Statements, to plan or conduct audits, or to determine that the Financial Statements are complete and accurate and are in accordance with generally accepted accounting principles. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not, and do not represent themselves to be, performing the functions of auditors or accountants. Members of the Audit Committee may rely without independent verification on the information provided to them and on the representations made by management and Ernst & Young. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Financial Statements has been carried out in accordance with generally accepted auditing standards, that the Financial Statements are presented in accordance with generally accepted accounting principles or that the Company's auditors are in fact "independent."

        Based upon these reviews and discussions, the Audit and Finance Committee recommended to the Board that the Financial Statements be included in our Annual Report on Form 10-K for the nine months ended September 30, 2004 for filing with the Securities and Exchange Commission.

                      THE AUDIT AND FINANCE COMMITTEE

                          F. Peter Cuneo, Chair
                          Babette E. Heimbuch
                          Charles J. Queenan, Jr.

INDEPENDENT AUDIT FIRM FEES

Audit Fees

        Fees incurred for services performed by Ernst & Young LLP for audits and the quarterly reviews including review of Forms 10-Q for the nine months ended September 30, 2004 and twelve months ended December 31, 2003 and 2002, were $385,000, $368,340 and $321,750, respectively, of which an aggregate amount of $209,500 was billed through September 30, 2004, $206,340 was billed through December 31, 2003 and $187,000 was billed through December 31, 2002.

Audit-Related Fees

        Audit-related fees billed by Ernst & Young LLP for the nine months ended September 30, 2004 and twelve months ended December 31, 2003 and 2002 were $36,663, $142,273 and $53,487, respectively. Audit-related services include the audit of financial statements of the Company's employee benefit plan, accounting consultation and due diligence in connection with acquisitions and consultation concerning financial accounting and reporting standards.

Tax Fees

        Tax fees for the nine months ended September 30, 2004 and twelve months ended December 31, 2003 and 2002 were $1,605 and $18,839, $23,995, respectively. Tax fees billed by Ernst & Young LLP relate to services performed by the tax division for tax compliance, planning and advice.

All Other Fees

        Aggregate fees billed for all other services rendered by Ernst & Young LLP for the nine months ended September 30, 2004 and the twelve months ended December 31, 2003 and 2002, were $2,000, $0 and $0, respectively. All other fees are for any services not included in the first three categories.

        During the nine months ended September 30, 2004, the Audit Committee approved all audit and non-audit services provided to the Company by our independent auditor prior to management engaging the auditor for that purpose. The Committee's current practice is to consider for pre-approval annually all audit and non-audit services proposed to be provided by our independent auditors for the fiscal year. In accordance with the Committee's current policy, the Committee will also consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved.

DIRECTOR COMPENSATION

        Members of the Board who are also employees of the Company do not receive any compensation for their services as Directors on our Board or its committees. Each Director who is not an employee of the Company received an annual retainer fee of $25,000 during calendar year 2004, and will receive an annual retainer fee of $36,000 during calendar year 2005. The non-executive Chairman of our Board of Directors is paid an additional annual fee of $10,000. Each non-employee chair of a committee was paid an annual fee of $2,000 during calendar year 2004 and will be paid an annual fee of $3,000 during calendar year 2005. Directors were also paid $1,500 for each Board meeting and $1,500 for each committee meeting attended through July 2004, and are paid $2,000 for each Board meeting and $2,000 for each committee meeting attended starting in August 2004.

        The non-employee Directors also participate in the 1999 Non-Employee Director Stock Compensation Plan (the "Director Plan"). The purpose of the Director Plan is to provide non-employee Directors with an increased personal interest in our performance.

        Under the Director Plan, each non-employee Director receives a one-time grant of 3,000 restricted shares of our Common Stock upon joining the Board, and an annual grant of 3,000 restricted shares of our Common Stock on the date of our Annual Meeting of stockholders. The one-time restricted share grant vests at the rate of one-third per year, and the annual restricted share grant vests in its entirety on the third anniversary of the date of grant. The Director Plan also provides that each non-employee Director will receive at least 25 percent of the annual retainer fee in the form of our Common Stock. Each Director may elect to receive a greater percentage of that fee in our Common Stock. One non-employee Director has elected to receive 100 percent of the annual retainer in the form of our Common Stock, and all other non-employee Directors have elected to receive 25 percent of the annual retainer fee in the form of our Common Stock.

PROPOSAL TWO — AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS

        Our Restated Certificate of Incorporation provides in Article Ten (A) that our Board of Directors be divided into three classes, with members of each class serving three-year terms, so that one-third of our directors are elected by the stockholders each year. At our 2004 Annual Meeting of Stockholders, our stockholders approved a stockholder proposal requesting that the Board of Directors take all necessary actions in accordance with applicable state law to declassify the Board of Directors as soon as practicable so that all directors are elected annually. As stated in our proxy for last year's annual meeting of stockholders, to implement this recommended action, we are submitting at this 2005 Annual Meeting of Stockholders a charter amendment for consideration by our stockholders. To provide for an annual election of directors, it is necessary to amend our Restated Certificate of Incorporation to state that our directors serve for one-year terms rather than three-year terms. The affirmative vote of at least 75% of the outstanding shares entitled to vote at the 2005 Annual Meeting of Stockholders is required to amend this provision of our Restated Certificate of Incorporation.

        In response to our stockholders, our Board of Directors has unanimously adopted resolutions, subject to stockholder approval, amending Article Ten of our Restated Certificate of Incorporation to declassify the Board of Directors. The proposal would allow for the annual election of all directors, beginning next year, for each class of directors coming up for election as their current terms expire next year and in the following two years. The Board of Directors currently has seven directors. The declassification proposal would not change the number of directors.

        Classified boards have long been accepted under corporate law and widely adopted by public companies. Advocates of classified boards assert that they promote director independence insofar as directors elected for multi-year terms may be less susceptible to outside influence. Proponents also believe that a staggered method for election of directors provides stability and continuity in the management of a company's business since a majority of directors will always have prior experience as directors of the company. Proponents further contend that classified boards may enhance stockholder value by forcing an entity seeking control of a target company to engage in arms length negotiations with the target's board because the potential acquirer is unable to replace the target's entire board in a single election.

        On the other hand, some investors view classified boards as diminishing the accountability of directors to stockholders because classified boards do not allow stockholders to evaluate and elect all directors on an annual basis. The election of directors is a principal means for stockholders to influence corporate governance policies and hold management accountable for implementing those policies. Opponents of classified boards further contend that a staggered system for electing directors discourages proxy contests that would otherwise provide shareholders with an opportunity to vote for a competing slate of nominees.

        Under the proposed amendment to our Restated Certificate of Incorporation, which is set forth in Annex A, the annual election of directors would be effective as of our 2006 Annual Meeting of Stockholders and would be phased in over the following two years, which is as soon as each director's then existing term of office expires. Directors who have been elected for three-year terms ending in 2006, 2007 and 2008 would continue to serve out these terms so that, in accordance with Delaware law, no director elected to a multiyear term would have his or her term shortened, unless he or she resigns or is removed. Consequently, under the proposed amendment, the one class of directors being elected at next year's annual meeting would be elected to a one-year term at our 2006 Annual Meeting of Stockholders, two classes of directors would be elected to one-year terms at our 2007 Annual Meeting of Stockholders and all directors would be elected to one-year terms at our 2008 Annual Meeting of Stockholders.

        The proposed amendment also eliminates two procedural provisions of the Restated Certificate of Incorporation intended to protect the classified board structure that will no longer be necessary if the Board is declassified. These provisions are the requirement that directors may be removed only for cause and only by a vote of 75% of the combined voting power of the Company's voting securities, voting together.

        Under this declassification amendment, our Restated Certificate of Incorporation would be amended as set forth in Annex A to eliminate the current procedural limitations on removal of directors because directors will no longer be elected to three-year terms, and will be elected on an annual basis. In addition, under Delaware law, all directors are subject to removal without cause by the vote of the holders of a majority of the shares then entitled to vote at an election of directors when the Board is not classified. If this amendment is approved, after the amendment is effective as of our 2006 Annual Meeting of Stockholders, the current procedural limitations on removal would no longer apply to the incumbent directors, and all directors will be subject to removal, with or without cause, upon the vote by the holders of a majority of the shares then entitled to vote at an election of directors. If approved, this amendment would become effective as of our 2006 Annual Meeting of Stockholders.

        The affirmative vote of at least 75% of the outstanding shares entitled to vote at the 2005 Annual Meeting of Stockholders is required to approve this amendment to our Restated Certificate of Incorporation to declassify our Board of Directors and change the procedural provisions on removal for cause and the supermajority voting requirements for removal. If the amendment is approved by the affirmative vote of at least 75% of the outstanding shares entitled to vote at the 2005 Annual Meeting of Stockholders, the Restated Certificate of Incorporation will be amended as set forth in Annex A. If approved, we will file the amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware and the amended provisions will become effective as of our 2006 Annual Meeting of Stockholders. The Board of Directors will also amend our Bylaws as of the effective date to conform to these changes in the Restated Certificate of Incorporation, as amended. If this amendment is not approved, no change will be made to our Restated Certificate of Incorporation or our Bylaws and our directors will continue to be classified and elected for three-year terms and subject to the procedural requirements on removal set forth in our existing Restated Certificate of Incorporation.

        The proposed amendment to our Restated Certificate of Incorporation is set forth in Annex A, marked to show the proposed changes from the existing wording (with deletions indicated by strike-outs and additions indicated by underlining).

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS.

PROPOSAL THREE — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Board of Directors, upon the recommendation of its Audit and Finance Committee, has appointed Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending September 30, 2005. Ernst & Young LLP was originally appointed to act as our independent auditors in 1999, when we became an independent public company, and they served in such capacity for each fiscal year since then. Ernst & Young LLP is knowledgeable about our operations and accounting practices and the Board believes that the firm is well qualified to act in the capacity of independent registered public accounting firm.

        The proposal to ratify the selection of Ernst & Young LLP will be approved by the stockholders if it receives the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. If you sign and return your proxy card, your shares will be voted (unless you indicate to the contrary) to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2005. Broker non-votes will not be counted as being entitled to vote on the proposal and will not affect the outcome of the vote. If the stockholders do not ratify the selection of Ernst & Young LLP, the Board will reconsider the appointment of independent registered public accounting firm.

        It is expected that representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

STOCK OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10 percent of a registered class of the Company's equity securities (collectively "Insiders"), to file with the SEC initial reports of ownership (Form 3) and reports of changes in ownership (Form 4 or Form 5) of our Common Stock and other equity securities of the Company. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

        Based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the nine months ended September 30, 2004, we believe that our Insiders complied with all Section 16(a) filing requirements in a timely manner except: each of our executive officers named in the table under the caption "Executive Officers of the Company" filed a late Form 4 on June 16, 2004 for one transaction involving the award of options on May 13, 2004 under the Company's 1999 Incentive Plan; and each of our non-employee Directors named in the table under the caption "Executive Officers of the Company" filed a late Form 4 on June 16, 2004 for one transaction involving the issuance of Common Stock on May 13, 2004 pursuant to the Company's 1999 Non-Employee Director Stock Compensation Plan, as amended.

Security Ownership

        The following table sets forth the number of shares of our Common Stock beneficially owned, directly or indirectly, by each person known to us to own beneficially more than five percent of our outstanding Common Stock, each Director, each of our Named Executive Officers and by our Directors and executive officers as a group, in each case based upon the beneficial ownership of such persons reported to us as of March 14, 2005, including shares as to which a right to acquire ownership exists within 60 days of March 14, 2005 (for example, through the exercise of stock options) within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 unless otherwise indicated. Each person has sole voting and investment power with respect to the shares listed and each person's address is the address of our corporate offices, except where otherwise noted.

Beneficial Owner	Shares Owned	Shares Under Restricted Stock Plans(1)	Total Shares Beneficially Owned	Percent of Shares Outstanding As of March 14, 2005
Tennenbaum Capital Partners, LLC(2) 2951 28th Street, Suite 1000 Santa Monica, CA 90405	2,360,485	—	2,360,485	19.5%
Wells Fargo & Company(3) 420 Montgomery St. San Francisco, CA 94104	1,358,171	—	1,358,171	11.2%
Richard P. Simmons(4) Birchmere, Quaker Hollow Road Sewickley, PA 15143	859,190	—	859,190	7.1%
Singleton Group LLC(5) 335 North Maple Drive, Suite 177 Beverly Hills, CA 90210	699,981	—	699,981	5.8%
Michael P. Hoopis(6)	629,974	52,544	682,518	5.6%
Robert P. Bozzone(7)	372,505	6,000	378,505	3.1%
Victor C. Streufert(8)	213,093	35,523	248,616	2.1%
Robert J. Rasp(9)	167,301	21,182	188,483	1.6%
Robert A. Shortt(10)	152,763	30,358	183,121	1.5%
Richard P. Bisson(11)	134,169	12,737	146,906	1.2%
William G. Ouchi(12)	65,664	6,000	71,664	*
Charles J. Queenan, Jr.(13)	51,145	6,000	57,145	*
W. Craig McClelland(14)	27,661	6,000	33,661	*
F. Peter Cuneo(15)	12,427	6,000	18,427	*
Babette E. Heimbuch	4,850	7,000	11,850	*
All Directors and executive officers as a group (13 persons)(16)	2,040,114	226,478	2,266,592	18.7%

*
Less than one percent of the outstanding shares.

(1)
Subject to forfeiture if established service and other forfeiture conditions are not met.

(2)
Based solely upon information set forth in Schedule 13D dated January 11, 2001 and filed with the SEC on January 12, 2001, as amended on November 14, 2003 (filed November 17, 2003), amended December 4, 2003 (filed December 8, 2003), amended January 27, 2004 (filed January 28, 2004), and amended April 30, 2004 (filed on May 3, 2004). The number listed represents shares of our Common Stock beneficially owned by one or more members of a group consisting of Special Value Bond Fund, LLC, Special Value Bond Fund II, LLC, SVIM/MSM, LLC, SVIM/MSM II, LLC, Tennenbaum Capital Partners, LLC (formerly Special Value Investment Management), Tennenbaum & Co, LLC and Michael E. Tennenbaum.

(3)
Based solely upon information set forth in Schedule 13G dated December 9, 2003 and filed with the SEC on December 10, 2003, as amended on January 16, 2004 (filed January 20, 2004) amended February 12, 2004 (filed February 13, 2004), amended May 26, 2004 (filed May 27, 2004) and amended January 21, 2005 (filed January 21, 2005).

(4)
Based solely upon information set forth in Schedule 13G/A dated February 4, 2003 and filed with the SEC on February 4, 2003, and information set forth in Schedule 13D dated May 30, 2003 and filed with the SEC on May 30, 2003. Mr. Simmons disclaims beneficial ownership of 11,895 shares of our Common Stock owned by the R. P. Simmons Family Foundation, a private charitable foundation to which Mr. Simmons serves as trustee.

(5)
Based solely upon information set forth in Schedule 13G dated April 19, 2000 and filed with the SEC on April 21, 2000. The number listed represents shares of our Common Stock beneficially owned by one or more members of a group consisting of William W. Singleton, Caroline W. Singleton and Donald E. Rugg.

(6)
Includes 522,821 shares of our Common Stock to which Mr. Hoopis has or will have the right to acquire within 60 days through the exercise of stock options. Also includes 54,054 shares of our Common Stock to which Mr. Hoopis has or will have the right to acquire within 60 days through the conversion of stock units held under the deferred compensation feature of the Company's 1999 Incentive Plan. Under the 1999 Incentive Plan, vested stock units are distributed in the form of Common Stock to the participant, upon termination of employment in a lump sum or periodically as elected by the participant. Stock units, all of which would be vested either over time or through acceleration, are also automatically distributed in the form of Common Stock upon a change of control of the Company, regardless of whether the participant has elected lump sum or periodic distribution. The stock units held in the 1999 Incentive Plan for Mr. Hoopis are fully vested and are subject to lump sum distribution in the form of our Common Stock.

(7)
Includes 92,457 shares of our Common Stock held by The Robert P. Bozzone Grantor Retained Annuity Trust II, as to which Mr. Bozzone serves as trustee, 121 shares of our Common Stock held in Mr. Bozzone's account as a participant in the Teledyne, Inc. 401(k) plan, 12,000 shares owned by Mr. Bozzone's wife to which he disclaims beneficial ownership and 9,000 shares of our Common Stock to which Mr. Bozzone has or will have the right to acquire within 60 days through the exercise of stock options.

(8)
Includes 15,000 shares of our Common Stock that are held by The Streufert Family Revocable Living Trust dated May 16, 1997, as to which Mr. Streufert serves as a trustee, and 132,582 shares of our Common Stock to which Mr. Streufert has or will have the right to acquire within 60 days through the exercise of stock options. Also includes 30,405 shares of our Common Stock to which Mr. Streufert could have the right to acquire within 60 days through the conversion of stock units held under the deferred compensation feature of the Company's 1999 Incentive Plan. The stock units held in the 1999 Incentive Plan for Mr. Streufert are fully vested and are subject to periodic distribution in the form of our Common Stock. See note (6) for additional information regarding the deferred compensation feature of the 1999 Incentive Plan.

(9)
Includes 127,774 shares of our Common Stock to which Mr. Rasp has or will have the right to acquire within 60 days through the exercise of stock options and 1,148 shares of our Common Stock held by Mr. Rasp in the Company's 401(k) plan. Also includes 23,650 shares of our Common Stock to which Mr. Rasp could have the right to acquire within 60 days through the conversion of stock units held under the deferred compensation feature of the Company's 1999 Incentive Plan. The stock units held in the 1999 Incentive Plan for Mr. Rasp are fully vested and are subject to periodic distribution in the form of our Common Stock. See note (6) for additional information regarding the deferred compensation feature of the 1999 Incentive Plan.

(10)
Includes 88,902 shares of our Common Stock to which Mr. Shortt has or will have the right to acquire within 60 days through the exercise of stock options. Also includes 33,108 shares of our Common Stock to which Mr. Shortt could have the right to acquire within 60 days through the conversion of stock units held under the deferred compensation feature of the Company's 1999 Incentive Plan. The stock units held in the 1999 Incentive Plan for Mr. Shortt are fully vested and are subject to periodic distribution in the form of our Common Stock. See note (6) for additional information regarding the deferred compensation feature of the 1999 Incentive Plan.

(11)
Includes 106,522 shares of our Common Stock to which Mr. Bisson has or will have the right to acquire within 60 days through the exercise of stock options.

(12)
Includes 50,000 shares of our Common Stock owned by the William G. Ouchi Consultants, Inc. Money Purchase Pension Plan dated November 1, 1980, as to which Mr. Ouchi serves as a trustee, and 9,000 shares of our Common Stock to which Mr. Ouchi has or will have the right to acquire within 60 days through the exercise of stock options.

(13)
Includes 2,705 shares of our Common Stock owned by Mr. Queenan's wife to which he disclaims beneficial ownership and 9,000 shares of our Common Stock to which Mr. Queenan has or will have the right to acquire within 60 days through the exercise of stock options.

(14)
Includes 9,000 shares of our Common Stock to which Mr. McClelland has or will have the right to acquire within 60 days through the exercise of stock options.

(15)
Includes 7,000 shares of our Common Stock to which Mr. Cuneo has or will have the right to acquire within 60 days through the exercise of stock options.

(16)
Includes all Directors, Named Executive Officers and other executive officers as of March 14, 2005. Includes 170,344 shares of our Common Stock which two additional executive officers, combined, have or will have the right to acquire within 60 days through the exercise of stock options. Also includes 12,473 shares of our Common Stock to which one executive officer could have the right to acquire within 60 days through the conversion of stock units held under the deferred compensation feature of the Company's 1999 Incentive Plan, which stock units are vested and are subject to periodic distribution in the form of our Common Stock. See note (6) for additional information regarding the deferred compensation feature of the 1999 Incentive Plan. See also notes (1) and (6) through (15) above.

EQUITY COMPENSATION PLAN INFORMATION

        Set forth below is a summary of the Company's securities authorized for issuance under equity compensation plans as of September 30, 2004:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,398,899	(1)	$9.04	416,803	(3)
Equity compensation plans not approved by security holders(2)	425,028		$10.61	38,790	(4)

Total	1,823,927		$9.41	455,593

(1)
Includes stock options under the Water Pik Technologies, Inc. 1999 Incentive Plan (the "Incentive Plan"), approved by stockholders in May 2000, and amended and reapproved by stockholders in May 2004. Following the May 2004 amendment, the Incentive Plan was increased to 1,900,000 authorized shares available for awards to selected officers and key employees plus up to 500,000 additional shares for awards transferred from the Company's plans pursuant to the deferred compensation feature of the Incentive Plan. Also, includes stock options under the Water Pik Technologies, Inc. 1999 Non-Employee Director Stock Compensation Plan (the "Directors' Plan"), approved by stockholders in April 2001.

(2)
Consists of stock options granted under the Water Pik Technologies, Inc. Broad-Based Stock Option Plan (the "Broad-Based Plan"), approved by the Board of Directors on December 30, 1999. See "Equity Compensation Plans Not Approved by Security Holders" below for additional information.

(3)
Amount represents securities available under the Incentive Plan, the Directors' Plan and the Water Pik Technologies, Inc. Employee Stock Purchase Plan, which consists of the Stock Acquisition and Retention Program ("SARP") and the Employee Stock Purchase Program ("ESPP"). Types of awards available under the Incentive Plan include stock options, restricted stock, stock appreciation rights and stock units. Types of awards available under the Directors' Plan include stock options, restricted stock and common stock issued in payment for retainer fees. Under both the Incentive Plan and the Directors' Plan, the securities available for future issuance are reserved for any of such types of awards. Amount also includes 84,558 shares available for issuance under the SARP, which may only be granted as restricted stock awards.

(4)
Amount represents securities available under the Broad-Based Plan. See "Equity Compensation Plans Not Approved by Security Holders" below for additional information on the material features of the plan.

Equity Compensation Plans Not Approved by Security Holders

        The Company's Broad-Based Plan has not been approved by security holders. The Broad-Based Plan provides for nonqualified stock options that generally vest over a three-year period and expire ten years from the date of grant, and are granted to eligible employees other than officers and directors of the Company. The terms of the Broad-Based Plan state that the total number of shares authorized is five percent of the outstanding shares of the Common Stock of the Company, increased automatically if there is an increase in the Company's outstanding shares. However, in anticipation of the implementation of NYSE Rule 303A.08, which does not permit automatic increases in shares available based upon a formula in the plan (also known as an "evergreen formula") unless a plan has been approved by stockholders and is not more than 10 years in length, the Company ceased using the "evergreen" feature of the Broad-Based Plan effective June 30, 2003. On June 30, 2003, there were 76,241 shares available under the Broad-Based Plan. On December 31, 2003, there were 121,904 shares available under the Broad-Based Plan. On September 30, 2004, there were 38,790 shares available under the Broad-Based Plan. The decrease in available shares under the Broad-Based Plan between December 31, 2003 and September 30, 2004 was due to issuance of stock options to employees.

EXECUTIVE OFFICERS OF THE COMPANY

        The following table sets forth certain information with respect to persons who are executive officers of the Company:

Name	Age	Office and Position
Michael P. Hoopis	53	President, Chief Executive Officer and Director
Robert A. Shortt	43	Executive Vice President, Sales, Marketing and Business Development
Victor C. Streufert	47	Vice President, Finance, Chief Financial Officer and Treasurer
Richard P. Bisson	45	Vice President, Operations
Robert J. Rasp	46	Vice President and General Manager, Pool Products and Heating Systems
Theresa Hope-Reese	47	Vice President, Human Resources
Richard D. Tipton	48	Vice President, General Counsel and Secretary

        Michael P. Hoopis is President, Chief Executive Officer and a Director of our Company and has occupied these positions since August 1999. He served as President and Chief Executive Officer of the Consumer Products Division of ATI from October 1998 to August 1999. Prior to that time, Mr. Hoopis was affiliated with The Black & Decker Corporation in various executive positions, including as President, Worldwide Household Products, and as Executive Vice President from 1996 to 1998; President, Price Pfister, Inc. from 1992 to 1996; President, Kwikset Corporation from 1991 to 1992; and Vice President of Manufacturing, U.S. Household Products from 1989 to 1991. Mr. Hoopis was President of the Stiffel Company from 1986 to 1989, and he has also held various marketing, manufacturing and engineering positions with other companies. Mr. Hoopis is a Director of Meade Instruments Corp., a designer and distributor of telescopes and related accessories.

        Robert A. Shortt is Executive Vice President, Sales, Marketing and Business Development of our Company and has occupied this position since August 1999. From July 1999 to August 1999, Mr. Shortt was Vice President, Sales, Marketing and Business Development of the Consumer Products Division of ATI. From 1996 to 1999, Mr. Shortt was Vice President, Marketing and Merchandising of CSK Auto Corp., an automotive parts and accessories retailer. From 1995 to 1996, Mr. Shortt was Vice President, Marketing of Price Pfister, Inc., a division of The Black & Decker Corporation, and from 1990 to 1995, Mr. Shortt was Vice President of Kwikset Corporation, a division of The Black & Decker Corporation.

        Victor C. Streufert is Vice President, Finance, Chief Financial Officer and Treasurer of our Company and has occupied these positions since August 1999. From July 1999 to August 1999, Mr. Streufert was Vice President, Finance and Chief Financial Officer of the Consumer Products Division of ATI. Prior to that time, from 1996 to 1998, Mr. Streufert was Senior Vice President, Finance and Administration and Chief Financial Officer of National Telephone Communications, Inc. From 1995 to 1996, Mr. Streufert was Vice President, Finance and Chief Financial Officer of Pyxis Corporation, a health care technology and service company, and from 1989 to 1995, Mr. Streufert was Executive Vice President, Chief Financial Officer of American Health Properties Inc.

        Richard P. Bisson is Vice President, Operations of our Company and has occupied this position since August 1999. From July 1999 to August 1999, Mr. Bisson was Vice President, Operations of the Consumer Products Division of ATI. From January 1999 to July 1999, Mr. Bisson was a Consultant to the Chairman and Chief Executive Officer of Eldor Corporation, a producer of transformers for consumer and automotive markets. From 1996 to January 1999, Mr. Bisson was Managing Director of Gilardoni S.p.A., a supplier of products, components and services in medical, security and non-destructive testing industries. From 1990 to 1996, Mr. Bisson held a variety of positions with Price Pfister, Inc., a division of The Black & Decker Corporation, including Director, Manufacturing and Director, Engineering Services.

        Robert J. Rasp is Vice President and General Manager, Pool Products and Heating Systems of our Company and has occupied the position of Vice President since October 2003 and has occupied the position of General Manager since November 1999. Previously, he was President of Teledyne Laars from 1996 to November 1999 and Vice President, Heating Systems of Laars from 1994 to 1996. Prior to 1994 Mr. Rasp held senior-level management positions with Carrier Corporation and York International Corporation.

        Theresa Hope-Reese is Vice President, Human Resources of our Company and has occupied this position since January 2000. From 1988 to 1999, Ms. Hope-Reese was Vice President, Human Resources for Varco International, Inc., a manufacturer of oil field equipment. From 1984 to 1988, Ms. Hope-Reese was Regional Human Resources Manager for Getty Synthetic Fuels, a Division of Air Products and Chemicals, Inc. Prior to that she was Human Resources Manager at Data Point Corporation, a manufacturer of local area networks.

        Richard D. Tipton is Vice President, General Counsel and Secretary of our Company and has occupied these positions since March 2000. Prior to that time, from 1999 to 2000, Mr. Tipton was Vice President, General Counsel and Secretary of Data Processing Resources Corporation, an information technology services company. From 1987 to 1998, Mr. Tipton served in various legal executive positions at Chart House Enterprises, Inc., a national restaurant company, including Vice President — Legal Affairs and General Counsel from 1997 to 1998 and Vice President and Associate General Counsel from 1995 to 1997. Prior to 1987, Mr. Tipton engaged in the private practice of law in San Diego, California. He is a member of the California State Bar.

REPORT ON EXECUTIVE COMPENSATION

        The following Report on Executive Compensation and the performance graphs included elsewhere in this Proxy Statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graphs by reference therein.

        This report on executive compensation is furnished by the Personnel and Compensation Committee of the Board of Directors (the "Committee").

Executive Compensation Principles

        For 2004, the following principles have guided the Committee in establishing executive compensation programs:

  •
  Total executive compensation will be performance oriented, with a substantial portion of total compensation tied to internal and external measures of the Company's performance. Superior performance will significantly increase total compensation opportunities.

  •
  Total executive compensation will be competitive in the aggregate, using industry and market comparisons, including data supplied by Hewitt Associates and William M. Mercer, among other nationally recognized executive compensation consulting firms, to gauge the competitive marketplace.

  •
  The programs will attract, retain, and motivate an effective management team.

Compensation Components

        As described in more detail below, the Committee has adopted policies and programs relating to base salaries, short-term incentives and long-term incentives intended to achieve the goals underlying the principles discussed above. For the twelve months ending December 31, 2004, executive compensation consists of the following components:

        (1)    Base salary for all management positions are at the industry or market mean average for comparable positions unless there are sound reasons for significant variations. Judgment is the guiding factor in base salary determinations, as well as other compensation issues.

        (2)    Short-term incentives are provided under the Annual Incentive Plan ("AIP"). The AIP is a cash bonus plan which provides key executives of the Company, including the executive officers, the opportunity to earn an incentive award when certain financial and personal performance objectives are met. Under the AIP, individual participant target incentive awards range from 20 percent to 60 percent of the participant's annual base salary. Under the terms of the 2004 AIP, the maximum potential individual participant award is 225 percent of the participant's target award. For 2003 and 2004, 60 percent of the incentive award is based on the achievement of target net income, 20 percent is based upon achievement of target return on average capital employed and 20 percent is based on achievement of individual goals. The Committee may, in its discretion, amend the AIP and its goals, objectives and targets at any time.

        The bonus column of the Summary Compensation Table contains the annual incentive award earned in calendar 2003 and paid in 2004 for each of our Named Executive Officers pursuant to the AIP. In connection with and as a result of the Board changing our fiscal year-end to September 30, the Committee determined not to truncate the 2004 AIP performance year since goals and measurements were established for the calendar year. The bonuses earned for the January 1 through December 31, 2004 AIP performance period were determined and paid in early 2005.

        (3)    Long-term incentives for 2004 consisted of the following two components:

          (a)    The Performance Share Plan ("PSP") is a cash and stock award plan designed to reward key executives for the achievement of pre-determined performance goals over a multi-year cycle (the "Performance Period"), which generally lasts three years. Participants include key executives whose actions directly affect the long-term success of the Company and are determined based on nomination by the Chief Executive Officer and approval by the Committee. On January 28, 2004, the Committee approved a PSP for the performance period from October 1, 2003 through September 30, 2006 (the "Current Performance Period"). The PSP for the Current Performance Period provides for grants of stock and cash that will be earned if specified performance objectives are met over a three-year period. During the Current Performance Period, the financial target is based on the achievement of a specified percentage increases in total business return ("TBR"), which is derived from the increase in the value of our business or operating segment (measured as a multiple of operating profit after tax) over the performance period and the free cash flow generated by our operations after payment of capital expenditures. Under the PSP for the Current Performance Period, each participant was assigned a pre-determined target award value ranging from 75 percent to 125 percent of their base salary at the beginning of the Current Performance Period multiplied by the target TBR percentages. At the end of the Current Performance Period, if the pre-determined threshold TBR percentages have been achieved, each participant will receive an award, paid 50 percent in cash and 50 percent in stock issued from our Incentive Plan, equal to the value of the pre-determined award level adjusted for the TBR achieved. In the event the threshold TBR percentages are not achieved during the Current Performance Period, no cash or stock awards will be paid under the PSP for the Current Performance Period.

          (b)    Stock Acquisition and Retention Program — The Stock Acquisition and Retention Program ("SARP") is designed to encourage key executives to acquire and retain our Common Stock.

          SARP Plan Generally.    Under the SARP, certain key executives may purchase shares from the Company or designate, as being subject to the SARP, already-owned shares of our Common Stock. For every two shares purchased or designated under the SARP, there is automatically granted an award of one share of restricted stock. The restricted shares will generally vest over a five-year period. In addition, prior to the date that the restricted shares would otherwise vest, the restriction will lapse if there is a change in control of the Company or the participant retires or dies.

          Shares Purchased or Designated under the SARP.    In 1999, participant executives could make a one-time purchase or designation of a number of shares having a market price equal to a maximum of two times the participant's annual base salary. Those executives who purchased shares under the SARP during 1999 were not eligible to make additional purchases under the SARP during 2000. Two senior executives that did not participate in the SARP during 1999 made purchases under the SARP during 2000 equal to one times their annual base salaries. During 2001, seven executive officers made purchases under the SARP equal to one times annual base salary. During 2002, three senior executives made purchases under the SARP equal to one times their annual base salaries and one senior executive made a purchase at an amount less than his annual base salary. During 2003, one senior executive designated shares previously purchased on the open-market.

          Loans Under the SARP.    A SARP participant can elect to purchase shares from the Company under the SARP by delivering cash or, prior to the passage of the Sarbanes-Oxley Act on July 30, 2002, a promissory note. Between October 2003 and April 2004, all seven of our executive officers, including the Chief Executive Officer, fully repaid their SARP loans to the Company in accordance with their terms of the loans by tendering SARP purchased shares to the Company. There are currently no SARP or other loans by the Company to any executive officers or directors.

          SARP Forfeiture Provisions.    The SARP forfeiture provisions are applicable to the restricted stock awarded under the SARP. Unless the Committee provides a waiver, the SARP provides for the forfeiture of the shares of restricted stock awarded under the SARP if within five years from the date of grant (i) the SARP participant transfers, sells or otherwise disposes of the related purchased or designated Common Stock other than to a permitted transferee or in a transaction constituting a change in control or (ii) the employment of the SARP Participant with the Company and its affiliates terminates for any reason or (iii) the SARP participant defaults on the loan, if any, used to purchase the related purchased Common Stock. The forfeiture provisions apply during the forfeiture period to shares purchased for cash, to designated shares, and to shares purchased with the proceeds of a loan from the Company (whether the event causing forfeiture occurs before, in connection with, or after the repayment of the loan). During January 2003, the Committee exercised its authority under the SARP to waive the forfeiture of the shares of restricted stock for the period from February 1, 2003 through August 1, 2004 in connection with the transfer of shares to the Company in repayment of a loan under the SARP program or the sale of purchased shares on the open market that are necessary to cover capital gains taxes that may be due as a result of tendering SARP shares to the Company to repay loans.

          (c)    Stock Options — On May 13, 2004, stock options were issued to seven executive officers and twenty other participants from the 1999 Incentive Plan and the Broad-Based Stock Option Plan respectively. Under the terms of the stock option agreements, one-half of the options will vest one year from the date of issue and one-half will vest sixteen months from the date of issue.

        For 2005, the Committee intends to continue to closely examine compensation programs of comparable businesses within our industry segment, other relevant market data from various industry sources as well as internal Company performance metrics to determine whether our current compensation plans are appropriate and further the best interests of the Company and its stockholders.

Compensation of Chief Executive Officer

        The 2004 base salary and incentive compensation of Michael P. Hoopis, President and Chief Executive Officer of the Company, was established by the Committee in accordance with the general compensation principles described above.

        Mr. Hoopis' base salary was $450,000 from October 2000 through June 2002. The Committee did not consider an increase in Mr. Hoopis' salary in October 2001, his annual salary review date, due to a company-wide wage freeze implemented in April 2001. Mr. Hoopis' salary was reviewed in July 2002, 2003 and 2004, and his annual base salary was increased to $480,000, $510,000 and $535,000 on those respective dates. When annualized, Mr. Hoopis' annual base salary growth has averaged 3.8 percent year-over-year for 2000 through 2004, positioning Mr. Hoopis competitively with respect to market levels.

        For 2004, the target opportunity for Mr. Hoopis' annual incentive award was set at 60 percent of his base salary. Under the AIP, this would be the amount of the incentive award if the Company and Mr. Hoopis achieved 100 percent of the financial and individual performance objectives. On January 28, 2004, the Committee determined the AIP award amounts for all participants. In determining the awards, the Committee reviewed the Company's performance against target measures of net income and return on capital employed as well as individual participant goal achievement. In January 2004, the Committee awarded Mr. Hoopis $281,370 under the terms of the 2003 AIP based on actual Company and individual goal achievement. Under the terms of the 2004 AIP, the Committee awarded $500,000 to Mr. Hoopis based on actual Company and individual goal achievement.

        Mr. Hoopis has been granted options to purchase our Common Stock periodically during his tenure as President and CEO of the Company. Stock options are designed to provide long-term incentives consistent with industry and market comparisons. Mr. Hoopis also holds options to purchase 71,564 shares of our Common Stock that were converted from options granted to him by ATI prior to our spin-off from ATI. Mr. Hoopis' ATI-conversion options are fully vested at this time. On November 30, 1999, Mr. Hoopis received options to purchase 279,333 shares of our Common Stock, the final 50 percent of which fully vested during 2001. In October 2000, Mr. Hoopis was granted an option to purchase 43,472 shares of Common Stock pursuant to our 2001-2003 PSP. Mr. Hoopis' 2001-2003 PSP options vest at the rate of one-third per year commencing December 31, 2003. In October 2000, Mr. Hoopis received an option to purchase 43,472 shares of our Common Stock, an option in October 2001 to purchase 43,472 shares of our Common Stock, and an option in October 2002 to purchase 48,000 shares of our Common Stock, all grants being part of our annual stock option grant to selected employees under the 1999 Incentive Plan, all of which vest at the rate of one-third per year commencing on the grant date. There were no options granted during 2003. On May 13, 2004, Mr. Hoopis was granted an option to purchase 48,000 shares of our Common Stock, which option vests at the rate of one-half on May 13, 2005 and one-half on September 30, 2005.

        Mr. Hoopis participated in our SARP during 1999, 2001 and 2002. In November 1999, he purchased 108,108 shares of our Common Stock and received a corresponding restricted stock grant of 54,054 shares pursuant to the terms of the plan. In May 2001, Mr. Hoopis purchased 56,922 shares of our Common Stock and received a corresponding restricted stock grant of 28,461 shares of our Common Stock pursuant to the plan terms. In February 2002, Mr. Hoopis purchased 48,166 shares of our Common Stock and received a corresponding restricted stock grant of 24,083 shares of our Common Stock pursuant to the plan terms. All of Mr. Hoopis' purchases under the SARP were made through loans from the Company in accordance with the terms of the plan prior to July 30, 2002, and all of such loans were fully repaid by Mr. Hoopis to the Company in February 2004 by tendering shares that he purchased under the SARP to the Company, as permitted under the SARP.

Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code (the "Code") imposes limits on tax deductions for annual compensation paid to a chief executive officer and the four other most highly compensated officers unless the compensation qualifies as "performance-based" or is otherwise exempt under the law. The Company's 1999 Incentive Plan is intended to meet the deductibility requirements of the regulations promulgated under Section 162(m). However, the Committee may determine in any year that it would be in the best interests of the Company and its stockholders for awards to be paid that would not satisfy the requirements of Section 162(m) for deductibility.

Respectfully Submitted:

                      THE PERSONNEL AND COMPENSATION COMMITTEE

                          Charles J. Queenan, Jr., Chair
                          W. Craig McClelland
                          William G. Ouchi

Compensation Committee Interlocks and Insider Participation

        During 2004, Messrs. Queenan, Ouchi and McClelland were members of the Personnel and Compensation Committee. No member of the Personnel and Compensation Committee is or has been an officer or employee of the Company. In December 2000, Mr. Bozzone became the Chairman, Chief Executive Officer and President of ATI, the Company's former parent, and continued in such roles until May 2001, thereafter remaining as Chairman of ATI until May 2004. Mr. Bozzone is currently a director of ATI. Messrs. Queenan and McClelland are members of the Personnel and Compensation Committee of ATI. Mr. McClelland also serves as a member of the Stock Incentive Award Subcommittee of ATI.

        Mr. Queenan is retired and holds the honorary title of Senior Counsel to a law firm that occasionally provides services to the Company. The law firm does not compensate Mr. Queenan nor does he participate in its earnings or profits. Mr. Queenan has been determined to be independent under the NYSE rules relating to non-employee board members and Audit Committee members.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth information concerning the annual and long-term compensation for the Chief Executive Officer of the Company and the other four most highly compensated executive officers (collectively, the "Named Executive Officers") of the Company for the nine month transition period from January 1, 2004 to September 30, 2004 and the twelve month periods ended December 31, 2003, 2002 and 2001.

			Annual Compensation				Long-Term Compensation
Name and Principal Position(s)	Fiscal Year(1)		Salary ($)	Bonus ($)(2)	Other Annual Compensation($)(3)		Restricted Stock Awards ($)(4)		Securities Underlying Options(#)(5)	All Other Compensation($)(6)
Michael P. Hoopis President and Chief Executive Officer	2004 2003 2002 2001	*	$378,463 504,236 464,427 450,008	$0 281,000 149,000 191,000	$	— — — 104,237	$	— — 224,996 225,127	48,000 — 48,000 43,472	$44,752 41,910 48,919 72,746
Robert A. Shortt Executive Vice President, Sales, Marketing and Business Development	2004 2003 2002 2001	*	$214,500 288,539 270,962 260,000	$0 118,000 55,000 75,000	$	— — — 73,943	$	— — 129,992 130,073	21,000 — 21,000 24,151	$16,470 17,262 18,816 31,796
Victor C. Streufert Vice President, Finance and Chief Financial Officer	2004 2003 2002 2001	*	$204,594 271,379 250,965 240,011	$0 112,000 67,000 85,000	$	— — — —	$	— 55,162 119,996 120,066	20,000 — 20,000 22,219	$20,555 21,873 26,036 26,287
Richard P. Bisson Vice President, Operations	2004 2003 2002 2001	*	$179,350 235,174 217,668 201,406	$0 101,000 60,000 75,000	$	— — — —	$	— — — 100,750	15,000 — 15,000 19,321	$18,099 15,983 20,940 20,062
Robert J. Rasp Vice President and General Manager, Pool Products and Heating Systems	2004 2003 2002 2001	*	$175,385 243,248 209,941 207,867	$0 100,000 55,000 70,000	$	— — — —	$	— — 74,993 104,057	15,000 — 15,000 15,457	$15,216 17,327 22,007 28,553

*
Reporting for 2004 is for nine months (January through September) — see footnote 1 for additional information.

(1)
The Company operates on a 52- or 53-week fiscal year-ending on the last Sunday closest to its fiscal year end. Each fiscal year-end consists of four 13-week quarters, with an extra week added to the fourth quarter every five to six years. Effective January 1, 2004, the Company changed its fiscal year end from December 31 to September 30. The Company is reporting compensation for a full 12 month period (January through December) for fiscal years 2001, 2002 and 2003 and for a nine month transition period from January through September 2004.

(2)
In connection with and as a result of the Board changing our fiscal year-end to September 30, the Personnel and Compensation Committee determined not to truncate the 2004 Annual Incentive Plan performance year since goals and measurements were established for the calendar year. Any bonuses earned for the January 1 through December 31, 2004 performance period were determined and paid in early 2005. The row for fiscal year 2003 reflects bonus for 2003 paid in 2004 by the Company. The row for fiscal year 2002 reflects bonus for 2002 paid in 2003 by the Company. The row for fiscal year 2001 reflects bonuses for 2001 paid in 2002 by the Company.

(3)
Includes payment of $80,000 in 2001 to Mr. Hoopis, as required under his employment contract with the Company. Includes payment of $60,000 in 2001 to Mr. Shortt, as required under his employment contract with the Company.

(4)
Represents the values of $7.36, $9.34 and $7.91 of restricted Company Common Stock awarded in 2003, 2002 and 2001, respectively, to the Named Executive Officers under the SARP, calculated based upon the average of the high and low sales price of a share of our Common Stock during a ten trading day period preceding the award date, according to the terms of the SARP. The closing price of our Common Stock on the grant dates for the restricted stock was $7.30, $9.22, and $7.90 in 2003, 2002 and 2001, respectively. The SARP is described under the caption "Report on Executive Compensation — Compensation

  Components." The aggregate number of shares and value of all restricted stock awards to the Named Executives Officers under the SARP using the closing market price of $15.44 on October 1, 2004 was: Mr. Hoopis 106,598 shares ($1,645,874); Mr. Shortt 63,466 shares ($979,915); Mr. Streufert 65,928 shares ($1,017,928); Mr. Bisson 38,412 shares ($593,081); Mr. Rasp 44,832 shares ($692,206). The restricted stock awards relating to the aggregate amounts reported in the preceding sentence were made during 1999, 2001, 2002 and 2003. If any dividend is declared on our Common Stock, the shares of restricted Common Stock granted to the Named Executive Officers will participate on an equal basis.

(5)
Reflects options granted under the Company's 1999 Incentive Plan. With respect to Messrs. Hoopis and Rasp, such amount does not include the conversion of options originally granted under the ATI Incentive Plan, which were converted into economically equivalent options to purchase the Company's Common Stock in connection with the spin-off.

(6)
Includes the Company's basic and matching contributions under our retirement plan (which includes a 401(k) plan feature) and deferred compensation plan for 2004 in the amounts of $39,037 for Mr. Hoopis, $14,963 for Mr. Shortt, $18,985 for Mr. Streufert, $16,764 for Mr. Bisson, $14,784 for Mr. Rasp. Also includes life insurance premiums in the amount of $5,715 for Mr. Hoopis, $1,507 for Mr. Shortt, $1,570 for Mr. Streufert, $1,335 for Mr. Bisson and $432 for Mr. Rasp.

Long-term Incentive Plans-Awards in Last Fiscal Year

        The long-term incentive plan covered in this table is the Water Pik Technologies, Inc. Performance Share Plan ("PSP") for the October 1, 2003 through September 30, 2006 performance term (the "Current Performance Period"). A description of the PSP and awards is provided in this report under the caption "Report on Executive Compensation — Compensation Components" and in note 7 to our financial statements.

Estimated Future Payouts Under Non-Stock Price-Based Plans(2)
	Number of Shares, Units Or Other Rights (#)(1)	Performance Or Other Period Until Maturation Or Payout
Name
			Threshold	Target	Maximum
Michael P. Hoopis	N/A	10/1/03-9/30/06	17,578 shares $172,125	23,438 shares $229,500	29,297 shares $286,875
Robert A. Shortt	N/A	10/1/03-9/30/06	7,886 shares $77,220	10,515 shares $102,960	13,143 shares $128,700
Victor C. Streufert	N/A	10/1/03-9/30/06	7,453 shares $72,981	9,938 shares $97,308	12,422 shares $121,635
Richard P. Bisson	N/A	10/1/03-9/30/06	6,414 shares $62,807	8,552 shares $83,742	10,690 shares $104,678
Robert J. Rasp	N/A	10/1/03-9/30/06	6,618 shares $64,800	8,824 shares $86,400	11,029 shares $108,000

(1)
During the nine months ended September 30, 2004, there were no awards earned under the PSP, as the PSP awards are determined and earned at the end of the performance period. The Current Performance Period will be completed at the end of our fiscal year ending September 30, 2006.

(2)
The value of the awards that may be earned during the Current Performance Period was determined as of October 1, 2003, the beginning of the Current Performance Period. Awards under the PSP will be paid 50 percent in stock and 50 percent in cash. For the stock portion of the awards, the number of shares was determined by dividing 50 percent of the value of the award by $9.7920, which was the average closing price of a share of our Common Stock during a thirty-day trading period preceding the beginning of the Current Performance Period.

Stock Options

Option Grants in Last Fiscal Year

        The table below sets forth information with respect to stock options granted to the Named Executive Officers during fiscal year ended September 30, 2004.

	Individual Grants
	Number of Securities Underlying Options Granted (#)(1)				Potential Realizable Value at Assumed Rates Of Stock Price Appreciation for Option Term(3)
		% of Total Options Granted to Employees in Fiscal Year(2)	Exercise or Base Price ($/Sh)
Name				Expiration Date
					5% ($)	10% ($)
Michael P. Hoopis	48,000	19.12%	15.55	5/13/2014	$469,000	$1,190,000
Robert A. Shortt	21,000	8.37%	15.55	5/13/2014	205,000	521,000
Victor C. Streufert	20,000	7.97%	15.55	5/13/2014	196,000	496,000
Richard P. Bisson	15,000	5.98%	15.55	5/13/2014	147,000	372,000
Robert J. Rasp	15,000	5.98%	15.55	5/13/2014	147,000	372,000

(1)
Reflects options granted during fiscal 2004 (January 1, 2004 through September 30, 2004) under the Company's 1999 Incentive Plan. The options vest over a 16 month period in two equal installments on May 13, 2005 and September 30, 2005.

(2)
The total number of options granted to the Named Executive Officers listed above and others (251,000) come from the Company's 1999 Incentive Plan (145,000) and Broad-Based Plan (106,000).

(3)
The assumed "potential realizable values" represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5 percent and 10 percent annually from the date the respective options were granted to their expiration date. The actual value of these options depends on the future performance of our Common Stock and overall stock market conditions. There is no assurance that the values reflected in this table will be realized.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The table below sets forth information with respect to stock options exercised by the Named Executive Officers during the fiscal year ended September 30, 2004. In addition, it indicates the number and value of vested and unvested options held by the Named Executive Officers as of September 30, 2004.

				Value of Unexercised In-the-Money Options at FY-End($)(1)
			Number of Securities Underlying Unexercised Options at FY-End(#)
Name	Shares Acquired On Exercise (#)	Value Realized ($)
			(Exercisable/Unexercisable)	(Exercisable/Unexercisable)
Michael P. Hoopis	0	$0	453,840 / 123,473	$3,167,057 / $503,587
Robert A. Shortt	62,500	319,377	55,301 / 59,152	394,761 / 257,973
Victor C. Streufert	0	0	101,103 / 55,554	740,982 / 239,957
Richard P. Bisson	0	0	81,141 / 44,322	594,721 / 199,459
Robert J. Rasp	17,220	156,013	104,969 / 40,458	626,754 / 171,110

(1)
The "value of unexercised in-the-money options" is calculated by subtracting the exercise price per share from $15.22, which was the average of the high and low sales prices of a share of our Common Stock on the NYSE on October 1, 2004.

Employment Contracts, Termination of Employment and Change in Control Arrangements

        Effective October 23, 2001, the Company entered into amended and restated employment agreements with each of its seven executive officers, including the Named Executive Officers. The amended and restated employment agreements superceded and replaced the employment agreements that existed prior to October 23, 2001 ("prior agreements") between the Company and each of the executive officers. The amended and restated employment agreements are in substantially the same form and have a rolling one year term which is automatically extended for one month at the end of each month during the term unless written notice is given by either party. The amended and restated employment agreements also contain severance benefits in the event of termination of the executive as a result of death, disability, termination by the Company without cause or termination by the executive for good reason, including in the event of a change in control, and certain other benefits including but not limited to certain welfare benefits, vacation, auto allowance and tax preparation and financial planning services. All terms, such as "good reason," "change in control" and "welfare benefits," are defined in the agreements.

        Mr. Hoopis has an employment agreement with the Company that provides for a base salary of $450,000, which has been increased at the discretion of the Personnel and Compensation Committee, and a target bonus under our AIP of 60 percent of his base salary based on Company financial and individual performance. The employment agreement has the following severance benefits: (i) in the event of termination as a result of death, two times base salary and two times target bonus (calculated as if 100 percent of all Company financial and personal performance objectives were achieved), (ii) in the event of termination as a result of disability, two times base salary, two times target bonus (calculated as if 100 percent of all Company financial and personal performance objectives were achieved) and continuation of welfare benefits for the remainder of the term of the agreement, and (iii) in the event of termination by the Company without cause or termination by Mr. Hoopis for good reason, other than change in control, two times base salary, two times target bonus (calculated as if 100 percent of all Company financial and personal performance objectives were achieved) and continuation of welfare benefits for two years or until covered by comparable welfare benefits.

        Mr. Hoopis' employment agreement contains the following severance benefits in the event of termination by the Company without cause or resignation by Mr. Hoopis for good reason, either event occurring within two years after a change in control: three times base salary, three times target bonus (calculated as if 100 percent of all corporate and personal performance objectives were achieved), prorated bonus for the year of termination (calculated as if 120 percent of Company financial and personal goals were achieved), prorated cash payment from our PSP (calculated as if 120 percent of Company financial and personal goals were achieved), vesting of all outstanding stock options, removal of restrictions on all restricted stock awards, vesting of any employer contribution to the non-qualified deferred compensation plan, outplacement services and continuation of welfare benefits for three years or until covered by comparable welfare benefits. In addition, Mr. Hoopis' employment agreement provides that the Company may defer payments that would exceed the cap under Section 162(m) of the Code, except in the event of termination for good reason within two years after a change in control. Mr. Hoopis' employment agreement also provides that any severance payments made shall be increased, if necessary, to eliminate the impact of any excise tax imposed under Section 4999 of the Code or special tax (not ordinary income tax) imposed by any state or local authority.

        Mr. Shortt has an employment agreement with the Company that provides for a base salary of $260,000 and a target bonus under our AIP of 45 percent of his base salary. Mr. Streufert has an employment agreement with the Company that provides for a base salary of $240,000 and a target bonus under our AIP of 45 percent of his base salary. Mr. Rasp has an employment agreement with the Company that provides for a base salary of $208,111 and a target bonus under our AIP of 45 percent of his base salary. Mr. Bisson has an employment agreement with the Company that provides for a base salary of $201,400 and a target bonus under our AIP of 45 percent of his base salary.

        All of the base salaries of the Named Executive Officers set forth in the employment agreements have been increased at the discretion of the Personnel and Compensation Committee. The current base salaries for Messrs. Hoopis, Shortt, Streufert, Rasp and Bisson are $535,000, $308,000, $297,000, $252,000 and $260,000, respectively. The actual bonus award amounts under our AIP are determined in the discretion of the Personnel and Compensation Committee based on Company financial and individual performance. The employment agreements for Messrs. Shortt, Streufert, Rasp and Bisson all contain substantially identical provisions to Mr. Hoopis' employment agreement with respect to severance benefits and other terms, except that the amounts for payment of base pay and bonus and continuation of welfare benefits in the event of termination are one year less than the amounts provided in Mr. Hoopis' agreement.

        Each of the Named Executive Officers has stock option agreements relating to each stock option award and restricted stock award agreements relating to restricted stock awarded in connection with purchases under our SARP. Under the terms of the stock option agreements and restricted stock award agreements, upon a change in control, as such term is defined in the agreements, all unvested stock options will vest and all restrictions will be removed from restricted stock.

COMPARATIVE STOCK PERFORMANCE

        The following performance graph compares the total stockholder return of an investment in our Common Stock to that of the New York Stock Exchange Market Index and the Russell 2000 Index for the period commencing November 30, 1999, the date on which our Common Stock was first publicly traded, and ended on September 30, 2004. Due to the Company's diverse product lines, no suitable peer group has been determined; accordingly, the Russell 2000 Index is included for comparison of issuers with the closest available market capitalizations to the Company. The graph assumes that the value of the investment in our Common Stock was $100 on November 30, 1999, the first day of "regular way" trading of our Common Stock, in each of our Common Stock, the Russell 2000 Index and the New York Stock Exchange Market Index and the Russell 2000 Index and that all dividends were reinvested. No cash dividends have been paid or declared on our Common Stock. The historical information set forth below is not necessarily indicative of future performance. We do not make or endorse any predictions as to future stock performance.

        In accordance with the rules of the Securities and Exchange Commission, this presentation is not incorporated by reference into any of our registration statements under the Securities Act of 1933, as amended.

COMPARISON OF CUMULATIVE TOTAL RETURN
AMONG WATER PIK TECHNOLOGIES, INC.,
RUSSELL 2000 INDEX AND NYSE MARKET INDEX

ASSUMES $100 INVESTED ON NOVEMBER 30, 1999
ASSUMES DIVIDEND REINVESTMENT

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS WITH THE COMPANY

        Kirkpatrick & Lockhart Nicholson Graham LLP.    The Company occasionally uses the law firm of Kirkpatrick & Lockhart Nicholson Graham LLP to perform services for the Company. Charles J. Queenan, Jr., a member of the Company's Board of Directors, is retired and holds the honorary title of Senior Counsel to that law firm. Because the law firm does not compensate Mr. Queenan nor does he participate in the earnings or profits, our Board determined that this relationship is not material and does not affect Mr. Queenan's independence.

        Loans Under Stock Acquisition and Retention Program.    Under the terms of our SARP, and prior to July 30, 2002, eligible participants could deliver a promissory note, payable to the Company, as payment for the purchase price of shares of our Common Stock purchased under the program. Each note had a term of not more than 10 years and was secured by the shares of our Common Stock being purchased with the note. Interest accrued on the notes at a rate, as determined on the applicable purchase date, equal to the then applicable federal rate but not lower than the minimum rate necessary to avoid imputed interest under applicable federal income tax laws. The rate used for the five November 1999 SARP loans was 6.29 percent. The rate used for the one February 2000 SARP loan was 6.66 percent. The rate used for the one May 2000 SARP loan was 6.11 percent. The rate used for the seven May 2001 SARP loans was 5.36 percent. The rate used for the four February 2002 SARP loans was 5.52 percent. On July 30, 2002, Congress enacted the Sarbanes-Oxley Act of 2002, which among other things, prohibited loans by public companies to their officers or directors. As a result, we no longer grant loans under the SARP to officers to purchase our Common Stock. By May 2004, all of the executive officers had fully repaid their SARP loans to the Company, so there are no loans outstanding under the SARP program.

        Executive Officer Loan.    On December 3, 2001, the Company loaned $196,311 to Robert A. Shortt, an executive officer of the Company. As of February 28, 2004, the principal amount of the loan was $196,311 and the accrued interest was $22,914. The loan was intended to allow Mr. Shortt to refinance a promissory note owed by him to his former employer, CSK Auto Corporation. The interest rate on the promissory note was 4.99 percent. Payments were due monthly commencing December 1, 2004 and continuing for five years. The note was partially secured by 1,000 shares of CSK common stock owned by Mr. Shortt and 33,108 shares of restricted Company Common Stock owned by Mr. Shortt. By May 2004, Mr. Shortt had fully repaid this loan to the Company.

OTHER BUSINESS

        We know of no business that may be presented for consideration at the Annual Meeting other than the three action items indicated in the Notice of Annual Meeting of Stockholders. If other matters (including adjournments) are properly presented at the Annual Meeting, the persons designated as proxies in your proxy card may vote on such matters at their discretion.

OTHER INFORMATION

Transition Report on Form 10-K

        COPIES OF THE COMPANY'S ANNUAL REPORT OR TRANSITION REPORT ON FORM 10-K AND 10-K/A, WITHOUT EXHIBITS, CAN BE OBTAINED WITHOUT CHARGE FROM THE CORPORATE SECRETARY AT 23 CORPORATE PLAZA, SUITE 246, NEWPORT BEACH, CALIFORNIA 92660 OR (949) 719-3700.

Consents Regarding Delivery of Proxy Materials

        Any stockholders sharing an address and currently receiving multiple copies of our Annual Report and Proxy Statement may consent to the delivery of a single copy of each of those documents to that address by notifying us at the address below. That consent will not apply to any other documents, but will continue with respect to the consenting stockholder until revoked by that stockholder. Only one Annual

Report and one Proxy Statement are being delivered to two or more of our stockholders who share an address and have consented to delivery in this manner unless we have received contrary instructions from one of more of those stockholders. If you are a stockholder at a shared address to which a single copy of each of these documents was delivered, you may request separate copies of the Annual Report and Proxy Statement or revoke your consent to the delivery of a single copy of these documents to your address by writing to our Corporate Secretary at 23 Corporate Plaza, Suite 246, Newport Beach, California 92660 or telephoning him at (949) 719-3700. We will promptly deliver the requested copies upon receipt of your request and, should you revoke your consent, we will begin sending individual copies of such documents to you within 30 days of that revocation.

        A stockholder may elect to receive future Annual Reports, Proxy Statements and related proxy materials electronically over the Internet instead of receiving paper copies in the mail. If your shares are registered in your own name, you may consent to the future delivery of these documents via the Internet by notifying us at the address below. If your shares are held by a nominee holder, you should contact that nominee holder to inquire about the availability of Internet delivery of these documents. If you consent to Internet delivery of these documents, a notation will be made on your account and we will continue Internet delivery of these documents for all future annual meetings until you revoke your consent. When the Annual Report, Proxy Statement and related Proxy materials for future Annual Meetings become available, you will receive a notice instructing you on how to access these documents over the Internet. You may revoke your consent to Internet delivery or request paper copies of any of these documents without revoking your consent by sending a written request to our Corporate Secretary at 23 Corporate Plaza, Suite 246, Newport Beach, California 92660.

        We will provide any of our stockholders with a copy of our Annual Report or Transition Report on Form 10-K, without exhibits, free of charge upon our receipt of a request made in either manner described above.

2006 Annual Meeting and Stockholder Proposals

        Under Rule 14a-8 of the Securities and Exchange Commission, proposals of stockholders intended to be presented at the 2006 Annual Meeting of Stockholders must be received no later than 120 days before the first anniversary of the release of proxy materials to stockholders for the 2005 meeting for inclusion in the Proxy Statement and Proxy card for the 2006 Annual Meeting. However, if the date of the Company's 2006 Annual Meeting changes by more than 30 days from the date of the previous year's meeting, then the deadline is a reasonable time before the Company begins to print and mail its proxy materials. In addition, our certificate of incorporation provides that in order for nominations or other business to be properly brought before an Annual Meeting by a stockholder, whether or not the business is included in the Proxy Statement and Proxy card for that meeting, the stockholder must give timely notice thereof in writing to the Secretary. To be timely, a stockholder's notice must be delivered to the Secretary not less than 75 days and not more than 90 days prior to the first anniversary of the preceding year's Annual Meeting. If, however, the date of the 2006 Annual Meeting of Stockholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, to be timely, notice by the stockholder must be so delivered not earlier than the 90th day prior to such Annual Meeting and not later than the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our certificate of incorporation also requires that such notice contain certain additional information. Copies of the certificate of incorporation can be obtained without charge from our Corporate Secretary.

                      By order of the Board of Directors,

                      Richard D. Tipton
                       Secretary

March    , 2005

ANNEX A

Proposed Amendments to
Restated Certificate of Incorporation
of
Water Pik Technologies, Inc.

Article Ten, marked to show the proposed amendments:

        TEN: (A) Except as otherwise fixed pursuant to the provisions of Article FOUR hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time by the affirmative vote of a majority of the whole Board of Directors. ~~The directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes: Class I, Class II and Class III. The terms of office of the initial classes of directors shall be as follows: the Class I Directors shall be elected to hold office for a term to expire at the first annual meeting of stockholders after the initial classification of directors; the Class II Directors shall be elected to hold office for a term to expire at the second annual meeting of stockholders after the initial classification of directors; and the Class III Directors shall be elected to hold office for a term to expire at the third annual meeting of stockholders after the initial classification of directors; and in the case of each class, until their respective successors are duly elected and qualified.~~ At each annual meeting of stockholders the directors elected to succeed those whose terms have expired ~~shall be identified as being of the same class as the directors they succeed and~~ shall be elected to hold office for a term to expire at the ~~third~~ next annual meeting of stockholders after their election, or until his or her earlier resignation or removal, and until their respective successors are duly elected and qualified. Each director elected at the 2006 annual meeting of stockholders of the Corporation shall be elected for a term of one year. Directors elected before the 2006 annual meeting of stockholders of this Corporation shall serve the remaining duration of the three-year term for which they were elected. A director shall hold office until the annual meeting for the year in which his or her term expires and until a successor has been elected and qualified to serve, except in the case of the director's prior death, resignation, retirement, disqualification or removal from office.

        (B)   Except as otherwise fixed pursuant to the provisions of Article FOUR hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors:

          (a)    In case of any increase in the number of directors, the additional director or directors, and in case of any vacancy in the Board of Directors due to death, resignation, removal, disqualification or any other reason, the successors to fill the vacancies shall be elected only by a majority of the directors then in office, even though less than a quorum, or by a sole remaining director and not by the stockholders, unless otherwise provided by law or by resolution adopted by a majority of the whole Board of Directors.

          (b)    Directors appointed in the manner provided in paragraph (a) to newly created directorships resulting from any increase in the authorized number of directors ~~or~~ shall hold office for a term expiring at the next annual meeting of stockholders. Directors appointed in the manner provided in paragraph (a) to any vacancies on the Board of Directors resulting from death, resignation, removal, disqualification or any other cause shall hold office for a term expiring at the next annual meeting of stockholders at which the term of ~~the class to which they have been elected~~ the directorship created by the vacancy expires.

A-1

          (c)    No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

        (C)   Except as otherwise fixed pursuant to the provisions of Article FOUR hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors, any director or directors may be removed from office at any time, but only for cause and only by the affirmative vote of 75% of the Voting Power, voting together as a single class, except, effective as of the 2006 annual meeting of stockholders of the Corporation, any director or directors may be removed from office at any time by the affirmative vote of a majority of the Voting Power, voting together as a single class.

A-2

PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
WATER PIK TECHNOLOGIES, INC.
23 Corporate Plaza, Suite 246, Newport Beach, California 92660
Proxy for Annual Meeting of Stockholders on May 12, 2005

        The undersigned hereby appoints Michael P. Hoopis and Richard D. Tipton, and each or either of them as proxies, each with power to appoint his substitute. Further, the undersigned hereby authorizes any of the proxies to represent and to vote, as designated on the reverse side of this proxy card, all shares of the Common Stock, par value $.01 per share (the "Common Stock"), of Water Pik Technologies, Inc., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 12, 2005, commencing at 9:00 a.m., Pacific Daylight Time, at Gateway Plaza, 170 Newport Center Drive, Suite 100, Newport Beach, California 92660, or at any adjournment or postponement thereof as follows on the reverse side of this proxy card.

This proxy is solicited on behalf of the Board of Directors of Water Pik Technologies, Inc.
The Board of Directors recommend a vote "FOR" Proposals 1, 2 and 3.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your Water Pik Technologies, Inc. account online.

Access your Water Pik Technologies, Inc. stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Water Pik Technologies, Inc., now makes it easy and convenient to get current information on your stockholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between
9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

Please mark here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

		FOR	WITHHELD FOR ALL
ITEM 1.	ELECTION OF DIRECTORS	☐	☐
		FOR	AGAINST	ABSTAIN
ITEM 2.	COMPANY PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS	☐	☐	☐
		FOR	AGAINST	ABSTAIN
ITEM 3.	APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐

Nominees:
01 Robert P. Bozzone
02 W. Craig McClelland
03 F. Peter Cuneo

Withheld for the nominees you list below: (Write that nominee's name in the space provided below.)	Choose MLinkSM for Fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/ISD where step-by-step instructions will prompt you through enrollment.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/PIK		Telephone 1-866-540-5760		Mail
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch tone telephone to vote your proxy. Have your proxy card in hand when you call, and follow the instructions.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Company's Annual Report on Form 10-K and Proxy
Statement on the internet at www.waterpik.com

QuickLinks

PROXY STATEMENT TABLE OF CONTENTS
PROXY STATEMENT FOR 2005 ANNUAL MEETING OF STOCKHOLDERS To Be Held May 12, 2005
PROXY SOLICITATION AND VOTING INFORMATION
BOARD COMPOSITION AND PRACTICES
CORPORATE GOVERNANCE
PROPOSAL ONE — ELECTION OF DIRECTORS
COMMITTEES OF THE BOARD OF DIRECTORS
REPORT OF THE AUDIT AND FINANCE COMMITTEE
INDEPENDENT AUDIT FIRM FEES
DIRECTOR COMPENSATION
PROPOSAL TWO — AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS
PROPOSAL THREE — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCK OWNERSHIP INFORMATION
EQUITY COMPENSATION PLAN INFORMATION
EXECUTIVE OFFICERS OF THE COMPANY
REPORT ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
COMPARATIVE STOCK PERFORMANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS WITH THE COMPANY
OTHER BUSINESS
OTHER INFORMATION